Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is entered into this 26th day of August, 2021 by and between MJ Holdings, Inc. (“MJ”) and Red Earth LLC (“RE”). RE and MJ are collectively referred to hereinafter as the “Parties” in the plural or “Party” in the singular.

RECITALS

1.	WHEREAS, the Parties entered into that certain purchase agreement dated December 15, 2017 (“Purchase Agreement”) wherein MJ agreed to purchase 100% of the interest in RE.
2.	WHEREAS, the Parties anticipated that they would build out the facility that RE was licensed to operate a cannabis cultivation grow in. However, the project never came to fruition and was never completed.
3.	WHEREAS, the Parties inadvertently did not submit the transfer of ownership to the Nevada Department of Taxation when the Purchase Agreement was entered into.
4.	WHEREAS, as a result of the failure to submit the Purchase Agreement to the Department of Taxation at the time the Purchase Agreement was entered into, the Nevada Cannabis Compliance Board (“CCB”) initiated an investigation into the transfer of RE ownership without approval by the Nevada Department of Taxation or the CCB.
5.	WHEREAS, as a result of the CCB investigation, the CCB and RE entered into a settlement agreement (“Settlement Agreement”) wherein RE was fined $10,000.00, received one Category 2 violation, and RE agreed that it would cancel the transaction between itself and MJ.
6.	WHEREAS, the Parties have agreed to terminate the Purchase Agreement pursuant to the Settlement Agreement.

Therefore, for good and valuable consideration, the Parties hereby agree as follows:

TERMS

7.	The Purchase Agreement is hereby cancelled and terminated as of the Date of this Agreement.
8.	Neither Party shall have any further obligation to one another pursuant to the terms of the Purchase Agreement.
9.	MJ hereby releases any and all claims it has, in the past, present and future, relating to any and all ownership in RE. MJ fully discharges RE from any and all obligations under the Purchase Agreement. MJ acknowledges that is has no ownership interest in RE and is no longer an owner or affiliate of RE in any manner or form.
10.	The Parties hereby agree to indemnify, defend, and hold the other Party harmless from any and all claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys’ fees, costs, and expert witnesses’ fees) arising out of or in connection with the Purchase Agreement and any claim that, taking the claimant’s allegations to be true, would result liability on the part of the Party against whom the claim is brought.
11.	Each Party represents and warrants that it has authority to enter into this Agreement and has obtained all necessary consent required under its bylaws, rules, and/or operating agreement to execute the same.

12.	This Agreement may be executed in any number of counterparts confirmed by facsimile signatures transmitted by telephone, each of which shall be deemed a duplicate original.
13.	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their representatives, administrators, successors, entities, partnerships, assigns, or subsidiaries as the case may be.
14.	This Agreement may not be amended unless agreed to in writing and approved by the CCB.
15.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
16.	This Agreement constitutes the entire Agreement by and between the Parties and supersedes and replaces any and all previous agreements entered into or negotiated between the Parties. No promise or inducement has been offered or accepted except as expressly set forth herein.
17.	Each Party will bear its own attorney’s fees and costs in this matter. If any subsequent action is commenced to enforce and/or interpret the terms of this Agreement, or for an alleged breach of this Agreement, the prevailing party in such action shall be entitled to recover its expenses related to such action, including but not limited to, its reasonable attorney’s fees and costs of suit.
18.	This Agreement must be approved be the CCB pursuant to the settlement agreement entered into between RE and the CCB. The Agreement shall be submitted to the CCB for its approval on or before August 31, 2021. In the event that the CCB requires additional modifications to this Agreement, the Parties shall work together in good faith to effectuate any such changes for modifications.

Dated the 26th day of August, 2021

Red Earth LLC	MJ Holdings, Inc.

By:	By:
Its:	Its: